Exhibit 99(d)(2)

EXECUTION VERSION

January 30, 2020

Stratosphere Holdco, LLC

c/o Kingswood Capital Management, L.P.

11777 San Vicente Blvd. Suite 650

Los Angeles, CA 90049

Attention: Alex Wolf

Re:	Rollover Investment Commitment

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of Stein Family Holdco LLC (the “Rollover Investor”), subject to the terms and conditions contained herein, to transfer, contribute and deliver the number of shares of Common Stock described in Section 1 below to Stratosphere Holdco, LLC, a Delaware limited liability company (“Parent”), in exchange for equity securities of Parent as described in Section 1 below. It is contemplated that, pursuant to the Agreement and Plan of Merger dated as of January 30, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Stratosphere Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Stein Mart, Inc., a Florida corporation (the “Company”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

1.     Commitment. The Rollover Investor hereby commits (the “Commitment”), subject to the terms and conditions set forth herein, to transfer, contribute and deliver to Parent immediately prior to the Closing, all of the shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) beneficially owned, directly or indirectly, by it (which, as of the date hereof, are set forth opposite the Rollover Investor’s name on Schedule A hereto and represent 17,339,544 shares of Common Stock), together with any other securities convertible or exchangeable into Common Stock (the “Rollover Investment”) in exchange for 33.33% of the Class A Units in Parent (the “Parent Equity Securities”); provided that the Rollover Investor shall not, under any circumstances, be obligated to transfer, contribute or deliver to Parent any amounts or consideration other than the Rollover Investment, or to otherwise provide funds to Parent or any of its Affiliates (which for these purposes shall be deemed not to include the Company) in connection with the transactions contemplated by the Merger Agreement. The parties hereto intend for the Rollover Investment to be treated as a tax-deferred contribution described under Section 721 of the Internal Revenue Code of 1986, as amended, and will treat the Rollover Investment as such for all tax purposes unless otherwise required by applicable law, provided, that such characterization and treatment shall not be a condition to the performance by any party of its obligations hereunder.

2.     Conditions. The obligation of the Rollover Investor to fund the Rollover Investment shall be subject to (i) the execution and delivery of the Merger Agreement by the parties thereto, (ii) the satisfaction or waiver of each of the conditions to Parent and Merger Sub’s obligations to effect the Closing set forth in Sections 6.1 and 6.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), (iii) the execution and delivery of the Parent Amended and Restated Limited Liability Company Agreement of Parent, in the form attached hereto as Schedule B, by Parent, Kingswood Stratosphere Investor, LLC, the Rollover Investor and the other parties thereto and (iv) the prior or substantially contemporaneous (A) funding of the Debt Financing contemplated by, and in accordance with the terms of, the Debt Financing Commitments (or any applicable alternative financing

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arrangements) or written confirmation that such Financing will be funded on the Closing Date if the Commitment is funded at the Closing, and (B) the substantially contemporaneous consummation of the Merger in accordance with the terms of the Merger Agreement, provided, that the Rollover Investor shall not be permitted to assert a failure of the condition set forth in clause (B) above if the Rollover Investor’s failure to perform the Commitment shall have been the primary cause of the failure of such condition.

3.     Parties in Interest; Third Party Beneficiaries. The parties hereto intend that the Company shall be, and is, an express third party beneficiary of this Agreement, but only to the extent set forth in Section 4, and the Company may rely on and enforce the terms hereof on behalf of Parent against the Rollover Investor, to the extent (and only to the extent) set forth in Section 4. Except as otherwise set forth in this Section 3 or in Section 14, this Agreement shall only be binding upon the parties hereto and their respective successors and permitted assigns in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Commitment or any provision of this Agreement.

4.     Enforceability. The Rollover Investor acknowledges and agrees that the Company is entitled to specific performance or other equity remedy to specifically enforce the Rollover Investor’s Commitment, subject to the conditions of Section 8.15(b) of the Merger Agreement, and for no other purpose (including without limitation, any claim for monetary damages hereunder), provided, that the Company shall also be a third party beneficiary of and entitled to enforce the provisions of Sections 3, 6 (with respect to the first sentence only), 9, 10, 11, 12, 14 and 15 hereof. Except as set forth in the preceding sentence or in Section 15, this Agreement may only be enforced by Parent. None of Parent’s creditors, owners, Affiliates (other than the Rollover Investor) or Representatives or the Company (except as provided above) or its creditors, owners, Affiliates or Representatives shall have any right to enforce this Agreement or to cause Parent to enforce this Agreement.

5.     Further Assurances. The Rollover Investor shall take all further action, and execute and deliver, or cause to be executed or delivered, such additional documents and agreements as may be reasonably necessary to consummate the Commitment as contemplated by this Agreement.

6.     No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified, nor may any provision be waived, without the prior written consent of Parent and the Rollover Investor. This Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Rollover Investor or any of the Rollover Investor’s Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, with respect to the Commitment.

7.     Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)     This Agreement (and any claim or controversy arising out of or relating to this letter agreement) shall be governed by, and construed in accordance with, the laws of the State of Florida, applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given as set forth in Section 8.7 of the Merger Agreement, in the case of Parent, and at the address set forth on Schedule A, in the case of the Rollover Investor.

(b)     Each party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the federal and state courts of the United States of America located in the State of Florida, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other

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request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement against any party hereto shall be brought, tried and determined only in the state and federal courts in Duval County, State of Florida (or, only if the state and federal courts in Duval County, State of Florida decline to accept jurisdiction over a particular matter, any state or federal court within the State of Florida) (the “Chosen Courts”), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement against the other party or its Affiliates in any court other than the Chosen Courts, except to the extent that all such courts shall lawfully decline to exercise such jurisdiction and except that any party may seek to enforce or implement any order obtained in any such courts or in any other court of competent jurisdiction. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 17 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION (7).

8.     Counterparts. This Agreement may be executed in counterparts (including by facsimile or by .pdf delivered via email), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

9.     Confidentiality; Cooperation. Except as may be required by applicable Law (including any filing by the Rollover Investor or Parent with the Securities Exchange Commission (the “SEC”) as required by applicable securities laws (including the Exchange Act)), court process or the rules and regulations of any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible), and except as may be permitted by Section 5.10 of the Merger Agreement, (a) the Rollover Investor shall not make any press release, public announcement or other communication with respect to the business or affairs of the Company, Parent or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent and (b) Parent shall not make any press release, public announcement or other communication with respect to the Rollover Investor or its business or affairs, including this Agreement and the transactions contemplated hereby, without the prior written consent of the Rollover Investor. Following prior review by the Rollover Investor, and with the Rollover Investor’s reasonable comments taken into consideration by Parent, the Rollover Investor hereby (i) consents to and authorizes the publication and disclosure by Parent of the Rollover Investor’s identity and holding of shares of Common Stock and any other equity securities of the Company which are beneficially owned by the Rollover Investor as of the date hereof or acquired after the date hereof and prior to the termination of this Agreement, and the nature of the Rollover Investor’s commitments, arrangements and understandings under this Agreement in any disclosure document required to be filed with the SEC under applicable Law in connection with the Merger or any other transactions contemplated

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by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by the Rollover Investor specifically for use in any such disclosure document. Without limitation of the foregoing, the Rollover Investor shall provide to Parent all information concerning the Rollover Investor and cooperation as may be reasonably requested by Parent in connection with the Company’s preparation and filing of the Proxy Statement, Schedule 13E-3 and any other filings required under applicable securities Laws and the resolution of any comments thereto received from the SEC. The Rollover Investor shall promptly correct any information provided by it for use in the Proxy Statement, Schedule 13E-3 and any other filings required under applicable securities Laws if and to the extent such information shall have become false or misleading in any material respect.

10.     Termination; Termination Fee.

(a)    The obligation of the Rollover Investor under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (i) the Effective Time (at which time all such obligations shall be discharged), (ii) the valid termination of the Merger Agreement pursuant to Article VII thereof, (iii) the Company asserts in any litigation or other proceeding any claim (whether in tort, contract or otherwise) against the Rollover Investor or any Parent Related Party (other than Parent and Merger Sub) in connection with this Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby and (iv) the Company or any of its Subsidiaries accepting payment in full of the Parent Termination Fee and all other amounts due pursuant to the Merger Agreement; provided, that the Rollover Investor shall not have any liability under this Agreement after the valid termination of this Agreement.

(b)    If the Merger Agreement is terminated and, in connection therewith, the Company pays Parent the Termination Fee (as defined in the Merger Agreement), within two (2) Business Days after receipt thereof Parent will use funds received as the Termination Fee to reimburse the Rollover Investor for reasonably documented transaction expenses actually incurred by the Rollover Investor (or its equity owners) up to an aggregate cap equal to 33.33% of the Termination Fee received.

11.     Assignment. The Commitment evidenced by this Agreement shall not be assignable or transferred, in whole or in part, by Parent without the Rollover Investors’ prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Rollover Investor and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided, that the rights and obligations of Parent hereunder (including the Commitment) may be assigned by Parent to any Person (i) to whom the Merger Agreement is validly assigned in accordance with the terms thereof and (ii) that is an entity formed for purposes of the transactions contemplated by the Merger Agreement and that does not have any assets, liabilities or operations (other than in connection with the transactions contemplated by the Merger Agreement or those incidental to its formation). No assignment or transfer of any rights or obligations hereunder by the Rollover Investor shall be permitted without the prior written consent of Parent. Any purported assignment of this Agreement or the Commitment in contravention of this Section 11 shall be void.

12.     Representations and Warranties. The Rollover Investor hereby represents and warrants to Parent that (a) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity; (b) it is the beneficial owner of the shares of Common Stock identified with respect

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to it (as set forth on Schedule A), free and clear of any Lien (other than those arising under applicable securities laws and those arising under this Agreement), and has full and unrestricted power to dispose of all of such shares of Common Stock as contemplated by this Agreement without the consent or approval of, or any other action on the part of, any other Person; (c) other than the shares of Common Stock identified as owned by it on Schedule A, it does not, and will not at the consummation of the transactions contemplated by Section 1 hereof, beneficially own, directly or indirectly, any shares of Common Stock and does not own any rights, options, warrants, or any other securities or obligations convertible or exchangeable into or exercisable for, or giving it a right to subscribe for or acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, (d) other than any filing by it with the SEC as required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by it, the consummation by it of the transactions contemplated hereby or compliance by it with any of the provisions hereof: (i) requires any consent or other permit of, or filing by it with or notification to, any Governmental Entity or any other Person by it except as contemplated by the Merger Agreement, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or contract to which it is a party or by which it or any of the shares of Common Stock identified with respect to it (as set forth on Schedule A) may be bound or affected, (iii) violates any Law applicable to it or the shares of Common Stock identified with respect to it (as set forth on Schedule A), or (iv) results in a Lien upon any of the shares of Common Stock identified with respect to it (as set forth on Schedule A) (other than any Lien arising under this Agreement), other than, in each case in this clause (d), any matter which would not adversely affect in any material respect the ability of the Rollover Investor to perform his obligations hereunder or consummate the transactions contemplated hereby; (e) it has not entered into any stock transfer, disposition, commitment or other agreement or arrangement that is inconsistent with this Agreement (including, without limitation, his Commitment described herein); (f) it had access to all of the information required in order to evaluate an investment in Parent; (g) it is an “accredited investor” within the meaning of Rule 501 under Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”); (h) it is acquiring the Parent Equity Securities for his own account, for investment and not with a view to any resale or distribution thereof in violation of applicable securities laws; (i) it understands that the Parent Equity Securities have not been registered under the Securities Act or any United States state securities laws and may not be assigned, sold or otherwise transferred without registration under the Securities Act or any relevant state securities laws or exemption therefrom, and that as of the date hereof Parent has no obligation or intention to register the Parent Equity Securities under the Securities Act or United States state securities laws; and (j) it may therefore be required to bear the economic risk of holding the Parent Equity Securities for an indefinite period of time.

13.     Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

14.     Power of Attorney. In order to effect the obligation of the Rollover Investor to make the Rollover Investment on the terms and subject to the conditions set forth in this Agreement, the Rollover Investor hereby grants a power of attorney to Parent, with full power of substitution, with respect to the matters set forth herein, and hereby authorizes the Secretary of Parent to execute all appropriate documents and instruments to effect such Rollover Investment by the Rollover Investor as shall be

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required under the terms of this Agreement, if the Rollover Investor fails to execute such documents and instruments substantially simultaneously upon the satisfaction of the conditions set forth in Section 2 above. The power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the parties hereto in connection with this Agreement and the transactions contemplated by the Merger Agreement and, as such, is coupled with an interest and shall be irrevocable until the valid termination of this Agreement.

15.     Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to prove actual damages and shall not be required to provide any bond or other security in connection with such order or injunction.

16.     Intentionally Omitted.

17.     Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided confirmation of e-mail receipt is obtained), in each case as follows. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:

Notices to the Rollover Investor:

If to the Rollover Investor, as provided in Schedule A.

Notices to Parent or Merger Sub:

If to Parent or Merger Sub, as provided in Section 8.7 of the Merger Agreement.

18.     No Recourse. Without limiting any obligations of Parent or Merger Sub under the Merger Agreement, the parties to the Voting Agreement under the Voting Agreement or Kingswood Capital Management, L.P. under the Confidentiality Agreement, but notwithstanding anything else in this Agreement, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no recourse under this Agreement shall be had against any (i) Related Party (as defined below) of the Rollover Investor (other than Parent or Merger Sub and their respective permitted successors and assigns) or (ii) any Related Party of any of such Related Parties (other than the Rollover Investor, Parent or Merger Sub and their respective permitted successors and assigns), in each case whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no

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personal liability whatsoever under this Agreement shall attach to, be imposed on, or otherwise be incurred (whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim by or on behalf of Parent against any Related Party of the Rollover Investor, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise) by (x) any Related Party of the Rollover Investor (other than Parent or Merger Sub and their respective successors and permitted assigns) or (y) any Related Party of any of such Related Parties (other than the Rollover Investor, Parent or Merger Sub and their respective successors and permitted assigns), in each case, for any obligations of the Rollover Investor under this letter agreement. For the purposes of this letter agreement, the term “Related Party” shall mean any and all former, current or future directors, officers, employees, agents, direct or indirect equity holders, controlling persons, general or limited partners, managers, members, stockholders, representatives or Affiliates of a person.

19.     Headings; Construction. The descriptive headings contained in this Agreement are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Each party acknowledges that it and its respective counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

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IN WITNESS WHEREOF, the undersigned hereby execute this Rollover Investment Commitment as of the date first set forth above.

Sincerely,

ROLLOVER INVESTOR:

STEIN FAMILY HOLDCO LLC

/s/ Jay Stein
Name:	Jay Stein
Title:	Manager

Agreed to and accepted:

PARENT:

STRATOSPHERE HOLDCO, LLC

By:	Kingswood Capital Management, L.P., its manager

By:	/s/ Alex Wolf
Name:	Alex Wolf
Title:	Managing Partner

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Schedule A

Rollover Investment

Rollover Investor	Address	Shares of Common Stock
Stein Family Holdco LLC	1200 Riverplace Blvd. Jacksonville, Florida 32207 With a copy, which shall not constitute notice, to: Latham & Watkins LLP Attn: David Zaheer 355 South Grand Ave., Ste 100 Los Angeles, CA 90071-1560 Fax: +1.213.891.8763 Email: david.zaheer@lw.com	17,339,544

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Schedule B

Limited Liability Company Agreement